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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 0-15067


                            Fluor Daniel GTI, Inc.
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            (Exact name of registrant as specified in its charter)

      100 River Ridge Drive, Norwood Massachusetts 02062  (781) 769-7600
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  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                   Common Stock, $0.001 par value per share
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              (Title of class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)   [_]     Rule 12h-3(b)(1)(i)    [X]
         Rule 12g-4(a)(1)(ii)  [_]     Rule 12h-3(b)(1)(ii)   [_]
         Rule 12g-4(a)(2)(i)   [_]     Rule 12h-3(b)(2)(i)    [_]
         Rule 12g-4(a)(2)(ii)  [_]     Rule 12h-3(b)(2)(ii)   [_]
                                       Rule 15d-6             [_]

     Approximate number of holders of record as of the certification or notice
date:         1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Fluor
Daniel GTI, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  December 4, 1998                 By:   /s/ James M. Redwine
                                               ----------------------
                                         Name:   James M. Redwine
                                         Title:  Assistant Secretary